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                                                                    EXHIBIT 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Incorporation of Documents by Reference" in the Registration Statement (Form S-8) pertaining to the Capstone Turbine Corporation 2000 Equity Incentive Plan and to the incorporation by reference therein of our reports dated April 3, 1998, except for paragraphs 1 of Note 13, as to which the date is May 26, 2000, with respect to the financial statements and schedule of Capstone Turbine Corporation for the year ended December 31, 1997, included in its Registration Statement on Form S-1 (No. 333-33024) as amended, filed with the Securities and Exchange Commission.



                                                   /s/ Ernst & Young LLP


Woodland Hills, California
July 5, 2000